JPMorgan Chase Financial Company LLC July 2025

Pricing Supplement

Registration Statement Nos. 333-270004 and 333-270004-01

Dated July 3, 2025

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

Trigger Jump Securities Based on the Value of the MSCI Emerging Markets Index due July 7, 2028

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Trigger Jump Securities do not pay interest and do not guarantee the return of any of the principal at maturity. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the underlying index, as determined on the valuation date. If the final index value is greater than or equal to the initial index value, you will receive for each security that you hold at maturity a fixed cash payment equal to an upside payment in addition to the stated principal amount. If the final index value is less than the initial index value by no more than 10%, you will receive the principal amount of your securities at maturity. However, if the final index value is less than the initial index value by more than 10%, the payment due at maturity will be less than the stated principal amount of the securities by an amount that is proportionate to the percentage decrease in the final index value from the initial index value. This amount will be less than $900.00 and could be zero. Accordingly, investors may lose their entire initial investment in the securities. Investors will not participate in any appreciation of the underlying index above 31.80%. The Trigger Jump Securities are for investors who are willing to risk their principal and forgo current income in exchange for the upside payment feature that applies to a limited range of the performance of the underlying index. The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

FINAL TERMS
Issuer:		JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:		JPMorgan Chase & Co.
Underlying index:		MSCI Emerging Markets Index (Bloomberg ticker: MXEF Index)
Aggregate principal amount:		$3,879,000
Payment at maturity:		￭If the final index value is greater than or equal to the initial index value, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:
$1,000 + upside payment

￭If the final index value is less than the initial index value but is greater than or equal to the trigger level, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:

$1,000

￭If the final index value is less than the trigger level, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:

$1,000 × index performance factor
This amount will be less than the stated principal amount of $1,000, and will represent a loss of more than 10%, and possibly all, of your principal amount.
Upside payment:		$318.00 per $1,000 stated principal amount security (31.80% of the stated principal amount)
Trigger level:		1,113.273, which is 90% of the initial index value
Index performance factor:		final index value / initial index value
Initial index value:		The closing level of the underlying index on the pricing date, which was 1,236.97
Final index value:		The closing level of the underlying index on the valuation date
Stated principal amount:		$1,000 per security
Issue price:		$1,000 per security (see “Commissions and issue price” below)
Pricing date:		July 3, 2025
Original issue date (settlement date):		July 9, 2025
Valuation date*:		July 3, 2028
Maturity date*:		July 7, 2028
CUSIP / ISIN:		48136E7F6 / US48136E7F62
Listing:		The securities will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$1,000.00	$20.00 (2)	$976.00
$4.00(3)
Total	$3,879,000.00	$93,096.00	$3,785,904.00

(1) See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.

(2) JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $20.00 per $1,000 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $4.00 for each $1,000 stated principal amount security

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a change-in-law event as described under “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement and “Risk Factors — Risks Relating to the Securities Generally — We may accelerate your securities in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if a change-in-law event occurs” in this document

The estimated value of the securities on the pricing date was $954.60 per $1,000 stated principal amount security. See “Additional Information about the Securities — The estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Risk Factors” beginning on page 6 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. 4-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

Underlying supplement no. 1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf

Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Value of the MSCI Emerging Markets Index due July 7, 2028

Principal at Risk Securities

Investment Summary

The Trigger Jump Securities

The Trigger Jump Securities Based on the Value of the MSCI Emerging Markets Index due July 7, 2028 (the “securities”) can be used:

￭As an alternative to direct exposure to the underlying index that provides a fixed, positive return of 31.80% (as reflected in the upside payment of $318.00 per $1,000 stated principal amount security) if the final index value is greater than or equal to the initial index value.

￭To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.

￭To obtain limited market downside protection against the loss of principal in the event of a decline of the underlying index as of the valuation date, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., but only if the final index value is greater than or equal to the trigger level.

If the final index value is less than the trigger level, the securities are exposed on a 1-to-1 basis to any percentage decline of the final index value from the initial index value. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 3 years
Upside payment:	$318.00 per $1,000 stated principal amount security (31.80% of the stated principal amount)
Trigger level:	90% of the initial index value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities
Interest:	None

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the underlying index is an “Index.”

Any values of the underlying index, and any values derived therefrom, included in this document may be corrected, in the event of manifest error or inconsistency, by amendment of this document and the corresponding terms of the securities. Notwithstanding anything to the contrary in the indenture governing the securities, that amendment will become effective without consent of the holders of the securities or any other party.

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JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Value of the MSCI Emerging Markets Index due July 7, 2028

Principal at Risk Securities

Key Investment Rationale

This investment offers a fixed, positive return at maturity if the final index value is greater than or equal to the initial index value, and provides limited market downside protection against a decline in the level of the underlying index of up to 10%, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. However, if the final index value is less than 90% of the initial index value, which we refer to as the trigger level, the payment at maturity will be less than $900 and could be zero.

Upside Scenario

If the final index value is greater than or equal to the initial index value, the payment at maturity for each security will be equal to $1,000.00 plus the upside payment of $318.00 per $1,000 stated principal amount security. Investors will not participate in any appreciation of the underlying index above 31.80%.

Par Scenario

If the final index value is less than the initial index value but is greater than or equal to the trigger level, which means that the underlying index has depreciated by no more than 10% from the initial index value, the payment at maturity will be $1,000 per $1,000 stated principal amount security.

Downside Scenario

If the final index value is less than the trigger level, which means that the underlying index has depreciated by more than 10% from the initial index value, you will lose 1% for every 1% decline of the level of the underlying index from the initial index value to the final index value (e.g., a 50% depreciation of the underlying index will result in the payment at maturity that is less than the stated principal amount by 50%, or $500 per $1,000 stated principal amount security).

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JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Value of the MSCI Emerging Markets Index due July 7, 2028

Principal at Risk Securities

How the Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per $1,000 stated principal amount security
Upside payment:	$318.00 (31.80% of the stated principal amount) per $1,000 stated principal amount security
Trigger level:	90% of the initial index value (-10% change in the final index value compared with the initial index value)

Trigger Jump Securities Payoff Diagram

The Trigger Jump Securities
The Underlying Index
$2,000.00
$1,800.00
$1,600.00
$1,400.00
$1,200.00
$1,000.00
$800.00
$600.00
$400.00
$200.00
Payment at Maturity on the Trigger Jump Securities
$1,000 + $318.00 Upside Payment
$1,000 Stated Principal Amount
-10%
0%
31.80%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage Change in the Underlying Index

How it works

￭Upside Scenario: If the final index value is greater than or equal to the initial index value, the payment at maturity is equal to the $1,000 stated principal amount plus the upside payment. Under the terms of the securities, in the payoff diagram, an investor will receive the payment at maturity of $1,318.00 per security if the final index value is greater than or equal to the initial index value.

￭Par Scenario: If the final index value is less than the initial index value, but is greater than or equal to the trigger level, the investor would receive the $1,000 stated principal amount per security.

oFor example, if the underlying index depreciates 10%, investors will receive the $1,000 stated principal amount.

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JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Value of the MSCI Emerging Markets Index due July 7, 2028

Principal at Risk Securities

￭Downside Scenario: If the final index value is less than the trigger level, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final index value from the initial index value.

oFor example, if the final index value declines by 50% from the initial index value, investors will lose 50% of their principal and the payment at maturity will be $500 per $1,000 stated principal amount security (50% of the stated principal amount).

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Value of the MSCI Emerging Markets Index due July 7, 2028

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying prospectus supplement and the accompanying product supplement and Annex A to the accompanying prospectus addendum. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to the Securities Generally

￭The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any stated principal amount at maturity. If the final index value is less than the trigger level, you will receive for each security that you hold a payment at maturity that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the closing level of the underlying index on the valuation date from the initial index value. There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire principal amount.

￭Appreciation potential is fixed and limited. When the final index value is greater than or equal to the initial index value, the appreciation potential of the securities is limited to the fixed upside payment of $318.00 per security (31.80% of the stated principal amount), even if the final index value is significantly greater than the initial index value. See “How the Trigger Jump Securities Work” on page 4 above.

￭Your ability to receive the upside payment may terminate on the valuation date. If the final index value is less than the initial index value, you will not be entitled to receive the upside payment at maturity. Under these circumstances, you may lose a significant portion or all of your principal amount at maturity.

￭The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the securities. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.

￭As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the securities. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the securities as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

￭The benefit provided by the trigger level may terminate on the valuation date. If the final index value is less than the trigger level, the benefit provided by the trigger level will terminate and you will be fully exposed to any depreciation of the underlying index.

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JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Value of the MSCI Emerging Markets Index due July 7, 2028

Principal at Risk Securities

￭Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.

￭We may accelerate your securities in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if a change-in-law event occurs. Upon the announcement or occurrence of legal or regulatory changes that the calculation agent determines are likely to interfere with your or our ability to transact in or hold the securities or our ability to hedge or perform our obligations under the securities, we may, in our sole and absolute discretion, accelerate the payment on your securities and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement for more information.

￭The tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities described in “Additional Information about the Securities ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Risks Relating to Conflicts of Interest

￭Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as the estimated value of the securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent has determined the initial index value and the trigger level, will determine the final

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JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Value of the MSCI Emerging Markets Index due July 7, 2028

Principal at Risk Securities

index value and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the underlying index or calculation of the final index value in the event of a discontinuation or material change in method of calculation of the underlying index, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

￭Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the level of the underlying index and, as a result, could decrease the amount an investor may receive on the securities at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index value and the trigger level and, therefore, could potentially increase the level that the final index value must reach before you receive a payment at maturity that exceeds the issue price of the securities or so that you do not suffer a loss on your initial investment in the securities. Additionally, these hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final index value and, accordingly, the payment to you at maturity, if any. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

￭The estimated value of the securities is lower than the original issue price (price to public) of the securities. The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities exceeds the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.

￭The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. The estimated value of the securities is determined by reference to internal pricing models of our affiliates. This estimated value of the securities is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than the estimated value of the securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — The estimated value of the securities” in this document.

￭The estimated value of the securities is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’

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JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Value of the MSCI Emerging Markets Index due July 7, 2028

Principal at Risk Securities

view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.

￭The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).

￭Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, the structuring fee, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Risks Relating to the Securities Generally — Secondary trading may be limited” above.

￭Secondary market prices of the securities will be impacted by many economic and market factors.  The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing level of the underlying index, including:

oany actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

ocustomary bid-ask spreads for similarly sized trades;

oour internal secondary market funding rates for structured debt issuances;

othe actual and expected volatility of the underlying index;

othe time to maturity of the securities;

othe dividend rates on the equity securities included in the underlying index;

ointerest and yield rates in the market generally;

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JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Value of the MSCI Emerging Markets Index due July 7, 2028

Principal at Risk Securities

othe exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the underlying index trade and the correlation among those rates and the levels of the underlying index; and

oa variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

Risks Relating to the Underlying Index

￭Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.

￭Adjustments to the underlying index could adversely affect the value of the securities. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

￭The securities are subject to risks associated with securities issued by non-U.S. companies. The equity securities included in the underlying index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

￭The securities are subject to risks associated with emerging markets. The equity securities included in the underlying index have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

￭The securities are subject to currency exchange risk. Because the prices of the non-U.S. equity securities included in the underlying index are converted into U.S. dollars for the purposes of calculating the values of the underlying index, holders of the securities will be exposed to currency exchange rate risk with respect to the currencies in which the non-U.S. equity securities included in the underlying index are traded. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar. If the U.S. dollar strengthens against those currencies, the value of the underlying index will be adversely affected and the amount we pay you at maturity may be reduced. Of particular importance to potential currency exchange risk are:

oexisting and expected rates of inflation;

oexisting and expected interest rate levels;

othe balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;

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opolitical, civil or military unrest in the countries issuing those currencies and the United States; and

othe extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

￭Recent executive orders may adversely affect the performance of the underlying index.  Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities.  The sponsor of the underlying index has recently removed the equity securities of a small number of companies from the underlying index in response to these executive orders.  If the issuer of any of the equity securities included in the underlying index is in the future designated as such a prohibited company, the value of that company may be adversely affected, perhaps significantly, which would adversely affect the performance of the underlying index.  In addition, under these circumstances, the sponsor of the underlying index is expected to remove the equity securities of that company from the underlying index.  Any changes to the composition of the underlying index in response to these executive orders could adversely affect the performance of the underlying index.

￭Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities.  Governmental legislative and regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or the securities included in the underlying index, or engaging in transactions in them, and any such action could adversely affect the value of the securities or the underlying index.  These legislative and regulatory actions could result in restrictions on the securities.  You may lose a significant portion or all of your initial investment in the securities if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

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MSCI Emerging Markets Index Overview

The MSCI Emerging Markets Index is a free-float adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. For additional information about the MSCI Emerging Markets Index, see “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.

Information as of market close on July 3, 2025:

Bloomberg Ticker Symbol:	MXEF	52 Week High (on 7/3/2025):	1,236.97
Current Closing Level:	1,236.97	52 Week Low (on 4/9/2025):	993.45
52 Weeks Ago (on 7/3/2024):	1,092.38

The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the underlying index for each quarter in the period from January 1, 2020 through July 3, 2025. The graph following the table sets forth the daily closing levels of the underlying index during the same period. The closing level of the underlying index on July 3, 2025 was 1,236.97. We obtained the closing level information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical closing levels of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the underlying index on the valuation date. The payment of dividends on the stocks that constitute the underlying index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.

MSCI Emerging Markets Index	High	Low	Period End
2020
First Quarter	1,146.83	758.20	848.58
Second Quarter	1,014.62	827.26	995.10
Third Quarter	1,121.60	1,001.08	1,082.00
Fourth Quarter	1,291.26	1,081.71	1,291.26
2021
First Quarter	1,444.93	1,288.42	1,316.43
Second Quarter	1,390.85	1,292.78	1,374.64
Third Quarter	1,368.22	1,220.78	1,253.10
Fourth Quarter	1,301.13	1,190.08	1,232.01
2022
First Quarter	1,267.34	1,026.77	1,141.79
Second Quarter	1,161.65	987.82	1,000.67
Third Quarter	1,016.83	873.29	875.79
Fourth Quarter	984.26	842.76	956.38
2023
First Quarter	1,052.46	941.35	990.28
Second Quarter	1,030.03	958.53	989.48
Third Quarter	1,046.91	944.08	952.78
Fourth Quarter	1,023.74	910.91	1,023.74
2024
First Quarter	1,049.07	958.39	1,043.20
Second Quarter	1,101.91	1,004.17	1,086.25
Third Quarter	1,174.52	1,016.48	1,170.85
Fourth Quarter	1,187.97	1,072.25	1,075.48
2025
First Quarter	1,147.30	1,039.11	1,101.40
Second Quarter	1,228.53	993.45	1,222.78
Third Quarter (through July 3, 2025)	1,236.97	1,229.25	1,236.97

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MSCI Emerging Markets Index Historical Performance – Daily Closing Levels* January 2, 2020 to July 3, 2025

1,600
1,400
1,200
1,000
800
600
400
200
0
Index Level
Jan-20
Jul-20
Jan-21
Jul-21
Jan-22
Jul-22
Jan-23
Jul-23
Jan-24
Jul-24
Jan-25
Jul-25

Source: Bloomberg

*The dotted line in the graph indicates the trigger level, equal to 90% of the initial index value.

License Agreement. JPMorgan Chase & Co. or its affiliate has entered into an agreement with MSCI Inc. providing it and certain of its affiliates or subsidiaries, including JPMorgan Financial, with a non-exclusive license and, for a fee, with the right to use the MSCI Emerging Markets Index, which are owned and published by MSCI Inc., in connection with certain securities, including the securities. For more information, see “Equity Index Descriptions — The MSCI Indices — License Agreement” in the accompanying underlying supplement.

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Additional Information about the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:

If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following the valuation date as postponed.

Minimum ticketing size:	$1,000 / 1 security
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the securities:

The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. For additional information, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The estimated value of the securities is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates” in this document.

The estimated value of the securities is lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the securities may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The estimated value of the securities is lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:

For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to

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zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.”

Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat your securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the issue price. However, the IRS or a court may not respect this treatment of the securities, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Trigger Jump Securities Work” in this document for an illustration of the risk-return profile of the securities and “MSCI Emerging Markets Index Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the securities and the guarantee:

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the securities offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan

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Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

Where you can find more information:

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these securities are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 4-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

• Underlying supplement no. 1-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf

• Prospectus supplement and prospectus, each dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

• Prospectus addendum dated June 3, 2024:

http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

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